Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

No. 2008 – MTNDD358

(Related to the ELKS Product Supplement Dated March 22, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

ELKS®

             Equity LinKed Securities

% Per Annum

ELKS Based Upon the

Units of the DIAMONDS® Trust, Series 1 (ETF)

Due 2009

$10.00 per ELKS

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

November 12, 2008

2	ELKS

ELKS®

Based Upon the Units of the

DIAMONDS® Trust, Series 1 (ETF)

Equity LinKed Securities Due 2009

This offering summary represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this offering summary, the ELKS product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the ELKS. The description of the ELKS below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the ELKS set forth in the ELKS product supplement. For purposes of this offering summary, the terms “Exchange Traded Fund shares” and “underlying shares” in the ELKS product supplement mean the units of the DIAMONDS® Trust, Series 1 (ETF). Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the ELKS product supplement.

Overview of the ELKS®

General

Equity LinKed Securities, or ELKS®, are equity-linked investments that offer current income as well as limited protection against the decline in the price of the equity on which the ELKS are based. The ELKS Based Upon the Units of the DIAMONDS® Trust, Series 1 (ETF) have a maturity of approximately six months and are issued by Citigroup Funding Inc. The DIAMONDS® Trust, Series 1 (ETF) is an exchange traded fund designed to track the price and yield performance of the Dow Jones Industrial AverageSM. Some key characteristics of the ELKS include:

O

Fixed Coupon. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a coupon on the Maturity Date equal to approximately 11% to 14% per annum (approximately 5.50% to 7.00% per six months on a simple interest basis) (to be determined on the Pricing Date).

O

No Principal Protection. While the ELKS provide limited protection against the decline in the price of the Underlying Equity, the ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of units of the Underlying Equity equal to the Equity Ratio (or, if you elect, the cash value of those units based on the closing price of the Underlying Equity on the Valuation Date), if the price of the Underlying Equity is less than or equal to the Downside Threshold Price (to be determined on the Pricing Date) at any time from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), or (b) $10 in cash. Thus, if you receive units of the Underlying Equity at maturity (or, if you elect, the cash value of those units) and the price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of those units) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

ELKS	3

O

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the price of the Underlying Equity, you give up participation in any increase in the price of the Underlying Equity during the term of the ELKS (except in limited circumstances). Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity or the stocks included in the Underlying Equity.

O

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

O

The ELKS are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The ELKS may be an appropriate investment for investors seeking relatively high current income who are also willing to accept risk to the principal invested. Such investors may include:

O	Income-oriented equity investors

O	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

O	Current or prospective holders of the Underlying Equity

O	Investors in convertible securities who are willing to risk principal

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.125 for each $10.000 ELKS sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.100 from this underwriting fee for each ELKS they sell. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.100 for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the ELKS” and “Plan of Distribution” in the accompanying ELKS product supplement related to this offering for more information.

4	ELKS

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity LinKed Securities (ELKS®) Based Upon the Units of the DIAMONDS® Trust, Series 1 (ETF) Due 2009.
Underlying Equity:	Units of the DIAMONDS® Trust, Series 1 (ETF) (NYSE Arca symbol: “DIA”).
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the ELKS; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$ .
Pricing Date:	November , 2008.
Issue Date:	Three Business Days after the Pricing Date.
Valuation Date:	Three Business Days before the Maturity Date.
Maturity Date:	Approximately six months after the Issue Date.
Issue Price:	$10.00 per ELKS.
Coupon:	Approximately 11% to 14% per annum (approximately 5.50% to 7.00% per six months on a simple interest basis) (to be determined on the Pricing Date), paid on the maturity date and computed on the basis of a 360-day year of twelve 30-day months.
Coupon Payment Date:

                    , 2009.

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose name the ELKS are registered at the close of business on the third Business Day preceding the relevant Coupon Payment Date.

Composition of Coupon Payment:

The total coupon of approximately $0.55 to $0.70 (to be determined on the Pricing Date), will be composed of interest in the amount of $             and an option premium in the amount of $            .

For additional information on the composition of coupon payments, see “Certain United States Federal Income Tax Considerations — U.S. Holders” in this offering summary.

Amount Received at Maturity:

For each $10 ELKS:

(1) a fixed number of units of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those units based on the closing price of the Underlying Equity on the Valuation Date), if the trading price of the Underlying Equity any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) declines by approximately 25% (to be determined on the Pricing Date) or more, or

(2) $10 in cash.

ELKS	5

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the units of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the ELKS — Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

Equity Ratio:	The number of units of the Underlying Equity per ELKS equal to $10 divided by the Initial Equity Price (actual ratio to be determined on the Pricing Date).
Initial Equity Price:	$ , the closing price of the Underlying Equity on the Pricing Date.
Downside Threshold Price:	$ , approximately 75% (to be determined on the Pricing Date) of the Initial Equity Price.
Listing:	The ELKS will not be listed on any exchange.
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per ELKS	Total
	Public Offering Price:	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.125	$
	Proceeds to Citigroup Funding Inc.:	$9.875	$

Sales Commission Earned:	$0.100 per ELKS for each ELKS sold by a Smith Barney Financial Advisor.

Benefits of the ELKS

O

Current Income.    The ELKS pay a coupon on the Maturity Date with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

O

Protection Against Loss in Limited Circumstances.    At maturity, you will receive your original investment in the ELKS even if the price of the Underlying Equity has declined from the Initial Equity Price, as long as the price does not decline to less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

6	ELKS

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the ELKS” in the ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks.

O

Potential for Loss.    The amount you will receive at maturity on the ELKS will depend on the price of the Underlying Equity during the term of the ELKS up to and including the Valuation Date. If, at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date, the price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

O

Volatility of the Price of the Underlying Equity.    Volatility is the term used to describe the size and frequency of market fluctuations in the price of the Underlying Equity. Because the amount of your return on the ELKS at maturity, if any, depends upon the price of the Underlying Equity (including intra-day) during the term of the ELKS up to and including the Valuation Date and may be based on the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio), the volatility of the price of the Underlying Equity may result in your receiving an amount at maturity that is less than your initial investment in the ELKS and could be zero. Although past price volatility is not indicative of future price volatility, see “Description of the DIAMONDS Trust — Historical Data on the DIAMONDS Units” and “— Graph of Historical Trading Price Information” in this Offering Summary for more information on the historical prices of the Underlying Equity.

O

Appreciation May Be Limited.    You will not participate in any appreciation in the price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the price of the Underlying Equity at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive units of the Underlying Equity (or the cash value of those units) at maturity.

O

Potential for a Lower Comparative Yield.    If the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS up to and including the Valuation Date and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than approximately $                 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

ELKS	7

O

Relationship to the Underlying Equity.    You will have no rights against the DIAMONDS® Trust, Series 1 (ETF) or its publisher or any issuer of any stock included in the Underlying Equity even though the market value of the ELKS and the amount you will receive at maturity depend on the price of the Underlying Equity. None of the DIAMONDS® Trust, Series 1 (ETF) or its publisher or any issuer of any stock included in the Underlying Equity is involved in the offering of the ELKS and has any obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Equity unless and until you receive units of the Underlying Equity at maturity.

O

Exchange Listing and Secondary Market.    The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so.

O

Resale Value of the ELKS May Be Lower Than Your Initial Investment.    Due to, among other things, changes in the prices of and dividend yields on units of the Underlying Equity or on the stocks included in the Underlying Equity, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the ELKS may trade at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment upon any resale of your ELKS.

O

The Trading Price of the Units of the Underlying Equity May Not Completely Track the Value of the Dow Jones Industrial AverageSM.    Although the trading price of the units of the Underlying Equity is generally expected to mirror the characteristics and valuations of the Dow Jones Industrial AverageSM, the trading price of the Underlying Equity may not completely track the value of the Dow Jones Industrial AverageSM. The trading price of the Underlying Equity will reflect expenses and transaction costs not included in the calculation of the Dow Jones Industrial AverageSM. Additionally, it is possible that, for a short period, the Underlying Equity may not fully replicate the performance of the Dow Jones Industrial AverageSM due to extraordinary circumstances. See “Description of the DIAMONDS® Trust, Series 1 (ETF)” in this offering summary.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the ELKS. Further, Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity or the stocks included in the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity or the stocks included in the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the ELKS may result in a conflict of interest.

O

The United States Federal Income Tax Consequences of the ELKS Are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with

8	ELKS

respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement, and that any such guidance could have retroactive effect.

O	Citigroup Inc. Credit Risk. The ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS.

Description of the DIAMONDS® Trust, Series 1 (ETF)

General

DIAMONDS® Trust, Series 1 (ETF)

According to publicly available documents, the DIAMONDS® Trust, Series 1 (the “Trust”) is a unit investment trust created under the laws of the State of New York and registered under the Investment Company Act of 1940. The Trust was created to provide investors with the opportunity to purchase units of beneficial interest in the Trust (such units, the “DIAMONDS units”) representing proportionate undivided interests in the portfolio of securities consisting of substantially all of the component common stocks, which comprise the Dow Jones Industrial AverageSM. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Semi-annual Report to Shareholders on Form N-30D for the six months ended April 30, 2008 and other information) with the SEC. The Trust’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary —Where You Can Find More Information” in the prospectus related to this offering.

The DIAMONDS units intend to provide investment results that, before expenses, generally correspond to the price and yield performance of the Dow Jones Industrial AverageSM. The Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the Dow Jones Industrial AverageSM (the “Index Securities”), State Street Bank and Trust Company (the “Trustee”) adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of Index Securities. The Trustee generally makes these adjustments to the Portfolio within three business days before or after the day on which changes in the Dow Jones Industrial AverageSM are scheduled to take effect. Any change in the identity or weighting of an Index Security will result in a corresponding

ELKS	9

adjustment to the prescribed Portfolio effective on any business day either prior to, on, or following the day on which the change to the Dow Jones Industrial AverageSM takes effect after the close of the market.

The value of DIAMONDS units fluctuates in relation to changes in the value of the Portfolio. The market price of each individual DIAMONDS unit may not be identical to the net asset value of such DIAMONDS units but, historically, these two valuations have been very close. Although the trading price of the DIAMONDS units is generally expected to mirror the characteristics and valuations of the Dow Jones Industrial AverageSM, the trading price of the DIAMONDS units may not completely track the value of the Dow Jones Industrial AverageSM. The trading price of the DIAMONDS units will reflect expenses and transaction costs not included in the calculation of the Dow Jones Industrial AverageSM. Additionally, it is possible that, for a short period, the DIAMONDS units may not fully replicate the performance of the Dow Jones Industrial AverageSM due to extraordinary circumstances.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of the Trust’s publicly available documents and has not made any due diligence investigation or inquiry of the Trust in connection with the offering of the ELKS. We make no representation that the publicly available information about the Trust is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. The Trust is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

The Dow Jones Industrial AverageSM

Unless otherwise stated, we have derived all information regarding the Dow Jones Industrial AverageSM provided in this offering summary, including its composition, method of calculation and changes in components, from Dow Jones & Company, Inc., which we refer to as Dow Jones, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones Industrial AverageSM at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones Industrial AverageSM.

The Dow Jones Industrial AverageSM is a benchmark of performance for leading companies in the U.S. stock market. The index consists of 30 “blue-chip” U.S. stocks, although this has not always been the case. The index initially consisted of twelve common stocks and was first published in The Wall Street Journal in 1896. The index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the index have been changed on a relatively infrequent basis.

The Dow Jones Industrial AverageSM is a price-weighted index (i.e., the weight of an underlying stock in the index is based on its price per share rather than the total market capitalization of the issuer of such component stock) comprised of 30 common stocks chosen by the editors of The Wall Street Journal from companies outside of the transportation or utility business that are representative of the broad market of U.S. industry. The corporations represented in the Dow Jones Industrial AverageSM tend to be leaders within their respective industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the index are made entirely by the editors of The Wall Street Journal without consultation with the corporations represented in the index, any stock exchange, any official

10	ELKS

agency, or Citigroup Funding Inc. Changes to the common stocks included in the index tend to be made infrequently. Historically, most substitutions have been the result of mergers, but from time to time, changes may be made to achieve what the editors of The Wall Street Journal deem to be a more accurate representation of the broad market of U.S. industry. In choosing a new corporation for the Dow Jones Industrial AverageSM, the editors of The Wall Street Journal look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the index may be changed at any time for any reason. Dow Jones, publisher of The Wall Street Journal, is not affiliated with Citigroup Funding Inc. and has not participated in any way in the issuance of the Notes.

The value of the Dow Jones Industrial AverageSM is the sum of the primary exchange prices of each of the 30 common stocks included in the index, divided by a divisor that is designed to provide meaningful continuity in the value of the index. Because the index is price-weighted, stock splits or changes in the component stocks could result in distortions in the index value. In order to prevent such distortions related to extrinsic factors, the divisor is changed in accordance with a mathematical formula that reflects adjusted proportions within the index. The current divisor of the index is published daily in The Wall Street Journal and other publications. In addition, other statistics based on the index may be found in a variety of publicly available sources.

THE DOW JONES INDUSTRIAL AVERAGESM DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE ELKS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

ELKS	11

Historical Data on the DIAMONDS Units

The DIAMONDS units have been listed on NYSE Arca under the symbol “DIA” since November 7, 2008 and were previously listed on the American Stock Exchange. The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day sales prices for the DIAMONDS units, as reported on NYSE Arca, as well as the cash dividends paid per DIAMONDS unit.

According to the Trust’s Form N-30D for the six months ended April 30, 2008, as of April 30, 2008, there were 71,414,560 DIAMONDS units issued and outstanding.

Holders of ELKS will not be entitled to any rights with respect to the DIAMONDS units (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving the DIAMONDS units at maturity, if applicable.

	High	Low	Dividend
2003
Quarter
First	$88.83	$74.40	$0.51827
Second	93.86	79.90	0.34558
Third	96.99	88.87	0.49527
Fourth	104.72	93.34	0.63018
2004
Quarter
First	107.92	100.12	0.48371
Second	105.89	98.83	0.47467
Third	104.63	98.16	0.47420
Fourth	108.56	97.28	0.74914
2005
Quarter
First	109.82	103.62	0.50119
Second	106.50	99.94	0.57690
Third	107.31	101.75	0.51646
Fourth	109.58	101.58	0.57036
2006
Quarter
First	113.25	106.47	0.56715
Second	116.78	106.99	0.64956
Third	117.32	106.90	0.55930
Fourth	125.14	116.44	0.67268
2007
Quarter
First	127.90	119.58	0.63913
Second	136.84	123.11	0.73648
Third	140.17	125.31	0.61781
Fourth	141.94	127.25	0.76747
2008
Quarter
First	132.66	115.88	0.69553
Second	131.28	112.75	0.77964
Third	118.72	104.01	0.68117
Fourth (through November 11)	108.78	78.96	0.48993

The closing price of the DIAMONDS units on NYSE Arca on November 11, 2008 was $86.75.

12	ELKS

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of the DIAMONDS units, as reported on NYSE Arca, from January 2, 2003 to November 11, 2008. Past closing prices of the DIAMONDS units are not indicative of future closing prices of the DIAMONDS units. The following graph does not reflect intra-day pricing.

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

O	Issue Price: $10.00 per ELKS

O	Coupon: 6.25% for the six-month term of the ELKS (12.50% per annum), payable at maturity ($0.625 per ELKS total)

O	Initial Equity Price: $90.00 per DIAMONDS unit

O	Annualized current regular dividend yield of the Trust: 2.00%

O	Equity Ratio: 0.11111 DIAMONDS units per ELKS

O	Maturity Date: Six months after the Issue Date

O

At maturity, whether investors receive the DIAMONDS units or their initial investment ($10.00 per ELKS) depends on whether the DIAMONDS units have declined by 25% or more to $67.50 or less at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

O	When applicable, the holder of the ELKS will not elect to receive the cash value of the DIAMONDS units equal to the Equity Ratio.

O	The closing price of the DIAMONDS units on the Valuation Date is the same as the closing price on the Maturity Date.

ELKS	13

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price, which will determine whether you receive a fixed number of the DIAMONDS units at maturity (or the cash value of those units at your election) instead of $10 and the change in the price of the DIAMONDS units from the Initial Equity Price at any time during the term of the ELKS up to and including the Valuation Date.

Additionally, if you elect to receive the cash value of the DIAMONDS units equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of the DIAMONDS units on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of the DIAMONDS units changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of DIAMONDS units at maturity equal to the Equity Ratio, the value of those DIAMONDS units at maturity will be different than the value of those DIAMONDS units on the Valuation Date if the closing price of the DIAMONDS units changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $67.95 per unit, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $72.00 per unit, which is less than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

O	Return on the DIAMONDS units (excluding cash dividend payments): -20.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on the DIAMONDS units (including cash dividend payments): -19.00%

O	Return on ELKS (including all coupon payments): 6.25%

Example 2: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $67.95 per unit, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $90.00 per unit, which is equal to the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

O	Return on the DIAMONDS units (excluding cash dividend payments): 0.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on the DIAMONDS units (including cash dividend payments): 1.00%

O	Return on ELKS (including all coupon payments): 6.25%

Example 3: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $67.95 per unit, which is not less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $108.00 per unit, which is greater than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

O	Return on the DIAMONDS units (excluding cash dividend payments): 20.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on the DIAMONDS units (including cash dividend payments): 21.00%

O	Return on ELKS (including all coupon payments): 6.25%

14	ELKS

Example 4: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $55.35 per unit, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $76.50 per unit, which is less than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.11111 DIAMONDS units (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $8.50.

O	Return on the DIAMONDS units (excluding cash dividend payments): -15.00%

O	Return on ELKS (excluding all coupon payments): -15.00%

O	Return on the DIAMONDS units (including cash dividend payments): -14.00%

O	Return on ELKS (including all coupon payments and the market value of the DIAMONDS units): -8.75%

Example 5: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $55.35 per unit, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $90.00 per unit, which is equal to the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.11111 DIAMONDS units (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00.

O	Return on the DIAMONDS units (excluding cash dividend payments): 0.00%

O	Return on ELKS (excluding all coupon payments): 0.00%

O	Return on The DIAMONDS units (including cash dividend payments): 1.00%

O	Return on ELKS (including all coupon payments and the market value of the DIAMONDS units): 6.25%

Example 6: The lowest Trading Price of the DIAMONDS units at any time after the Pricing Date up to and including the third Trading Day before maturity is $55.35 per unit, which is less than or equal to 75% of the Initial Equity Price, and the closing price of the DIAMONDS units at maturity is $99.00 per unit, which is greater than the Initial Equity Price.

O	Amount received at maturity (excluding all coupon payments): 0.11111 DIAMONDS units (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00.

O	Return on the DIAMONDS units (excluding cash dividend payments): 10.00%

O	Return on ELKS (excluding all coupon payments): 10.00%

O	Return on the DIAMONDS units (including cash dividend payments): 11.00%

O	Return on ELKS (including all coupon payments and the market value of the DIAMONDS units): 16.25%

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Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial Equity Price (per DIAMONDS unit)	$90.00	$90.00	$90.00	$90.00	$90.00	$90.00
75% of Hypothetical Initial Equity Price (per DIAMONDS unit)	$67.50	$67.50	$67.50	$67.50	$67.50	$67.50
Hypothetical Lowest Trading Price (per DIAMONDS unit)	$67.95	$67.95	$67.95	$55.35	$55.35	$55.35
Is the Hypothetical Lowest Trading Price less than or equal to 75% of the Hypothetical Initial Equity Price?	No	No	No	Yes	Yes	Yes
Will 0.11111 (the Hypothetical Equity Ratio) DIAMONDS units be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per DIAMONDS unit)	$72.00	$90.00	$108.00	$76.50	$90.00	$99.00
Maturity Payment in cash or market value of the DIAMONDS units (excluding coupon payments) per ELKS	$10.00	$10.00	$10.00	$8.50	$10.00	$11.00
Maturity Payment in cash or market value of the DIAMONDS units (including coupon payments) per ELKS	$10.63	$10.63	$10.63	$9.13	$10.63	$11.63
Return on the DIAMONDS units (excluding cash dividend payments)	-20.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	-15.00%	0.00%	10.00%
Return on the DIAMONDS units (including cash dividend payments)	-19.00%	1.00%	21.00%	-14.00%	1.00%	11.00%
Return on ELKS (including coupon payments)	6.25%	6.25%	6.25%	-8.75%	6.25%	16.25%

16	ELKS

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the ELKS product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity you will purchase the DIAMONDS units (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

The coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that approximately 23% (to be determined on the Pricing Date) will be characterized as the interest component and approximately 77% (to be determined on the Pricing Date) will be characterized as the option premium component. These components should be taxed as follows:

O	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

O	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

O

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

O

If you receive the DIAMONDS units upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the DIAMONDS units, and your tax basis in the DIAMONDS units generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

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No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to include the entire coupon on the ELKS as ordinary income. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the DIAMONDS units or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payment made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should generally not be subject to U.S. federal income tax if:

1.	Such gain is not effectively connected with a U.S. trade or business of such holder, and

2.	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

18	ELKS

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $                 principal amount of ELKS (                 ELKS) at $9.875 per ELKS, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the ELKS to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.100 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.100 per ELKS on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.100 per ELKS for each ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

ELKS	19

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the ELKS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ELKS which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS may be circulated or distributed, nor may the ELKS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased ELKS, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the ELKS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

20	ELKS

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

Additional Considerations

In the event you are entitled to receive units of the Underlying Equity at maturity of the ELKS, the amount you receive will be subject to adjustment for a number of events that modify the Underlying Equity issuer’s capital or corporate structures. You should refer to the section “Description of the ELKS — Dilution Adjustments” in the ELKS product supplement for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Equity, and these other events may have the effect of reducing the amount you will receive at maturity if you receive units of the Underlying Equity (or the cash value of those units at your election).

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.